Exhibit 99.1

FOR:	AMREP Corporation
620 W. Germantown Pike, Suite 175
Plymouth Meeting, PA 19462

CONTACT:	James McMonagle
Vice President and Chief Financial Officer
(610) 487-0902

AMREP ANNOUNCES APPOINTMENTS OF

CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

Plymouth Meeting, Pennsylvania, September 18, 2017 – AMREP Corporation (the “Company”) (NYSE: AXR) today announced that Christopher Vitale has been appointed as President and Chief Executive Officer of AMREP. In addition, James McMonagle, Jr. has been appointed as Vice President and Chief Financial Officer of AMREP, with Robert Wisniewski retiring as Chief Financial Officer of AMREP.

Mr. Vitale had been AMREP’s Executive Vice President, Chief Administrative Officer and General Counsel since September 2014 and was AMREP’s Vice President and General Counsel from 2013 to 2014. In commenting on Mr. Vitale’s promotion, Edward B. Cloues, II, Chairman of AMREP, said that the Board of Directors believes that Mr. Vitale is well qualified to assume the leadership role at the Company. “Chris has been managing AMREP’s operations since 2014 as our principal executive officer and has been at the center of our efforts to restructure and simplify our business portfolio and balance sheet. He has effectuated continuing positive change at AMREP and, with AMREP now in a position to begin expanding its operations and grow its business, the Board is confident that Chris will successfully lead us through the next stage of our business growth.”

Prior to being appointed Vice President and Chief Financial Officer of AMREP, Mr. McMonagle had been Vice President, Finance of the Company since February 2017. Prior to joining AMREP, Mr. McMonagle had been Director of Finance of The Lloyd Group, Inc., a technology services firm, and Vice President, Finance of SnapOne, Inc., a cloud-based mobile software company. Mr. McMonagle has held various other senior accounting and financial positions for private and publicly traded companies in multiple industries earlier in his career.

“Jim has demonstrated strong leadership during his time with AMREP and is ready to assume the full oversight of our finance and accounting function,” said Mr. Cloues. “He was recruited to join AMREP by Bob Wisniewski, who had worked with him previously. Chris, Bob and I believe that Jim will be a great asset to AMREP as we further streamline the finance and accounting function and expand the operations of the Company. We thank Bob for assuming the role of Chief Financial Officer during the past year and for his experienced guidance in many areas, and we wish him well in his retirement.”

About AMREP – AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of real estate in the Rio Rancho, New Mexico area and its Fulfillment Services business operated by Palm Coast Data LLC and its affiliates provides subscription fulfillment, contact center and related services to publishers, membership organizations, government agencies and others.